Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOODRX HOLDINGS, INC.

GoodRx Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is GoodRx Holdings, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 3, 2015 under the name GoodRx Holdings, Inc.

2. This Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Fourth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 141, 242 and 245 of the General Corporation Law.

3. That immediately prior to the filing of this Fifth Amended and Restated Certificate of Incorporation, all of this corporation’s issued and outstanding shares of Preferred Stock were converted into fully paid and non-assessable shares of Common Stock pursuant to Section 5.12 of the Fourth Amended and Restated Certificate of Incorporation.

4. That the board of directors of this corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Fourth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is GoodRx Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 380,000,000 shares of Common Stock, par value $0.002 per share (“Common Stock”), and (ii) 130,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. In addition to the Preferred Stock, the Board shall be authorized, subject to the limitations prescribed by the General Corporation Law, to provide for the issuance of additional series or class of preferred stock, to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof, subject to the limitations on such issuances and designations set forth herein or in any written agreement between the Corporation, on the one hand, and one or more stockholders of the Corporation (in their capacity as such), on the other hand.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Dividend Rights. No dividends shall accrue or become payable with respect to the Common Stock unless declared by the Board. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock and any other class or series of preferred stock that may be authorized or issued. For the avoidance of doubt, the holders of Common Stock shall not be entitled to participate in any dividends or other non-liquidating distributions paid by the Corporation upon the Preferred Stock until all declared and unpaid dividends with respect to the Preferred Stock shall have been fully paid or declared with funds irrevocably set apart for payment therefor.

3. Liquidation Rights. Subject to the provisions of the Preferred Stock and any other class or series of preferred stock that may be authorized or issued, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

4. Redemption. The Common Stock is not redeemable at the option of the holder.

5. Voting.

5.1 General. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Fifth Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

6. Registrations of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name(s) and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8. Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

9. Waiver; Amendment. Any of the rights, powers, preferences and other terms of the Common Stock set forth herein may be waived only with the written consent of the holder thereof; provided, however, that any such rights, powers, preferences and other terms of the Common Stock may be waived on behalf of all holders of Common Stock by the affirmative written consent or vote of the holders of at least a majority of the Common Stock then outstanding.

B.	PREFERRED STOCK

130,000,000 shares of the authorized and unissued Preferred Stock are hereby designated “Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 General Obligation. No dividends shall accrue or become payable with respect to the Preferred Stock unless declared by the Board.

1.2 Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of (x) the Liquidation Preference, plus (y) all declared but unpaid dividends thereon, and (ii) the sum of (a) all declared but unpaid dividends thereon, plus (b) the amount per share as would have been payable under Subsection 2.2, after payment of the amounts described in Subsection 2.1(ii)(a) and in lieu of payment of the Liquidation Preference, had all shares of Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event a (the amount determined in this clause (b), the “As-converted Value”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under this Subsection 2.1 is hereinafter referred to as the “Liquidation Amount.” For the avoidance of doubt, the Preferred Stock is straight convertible preferred stock and not “double dip” or “participating” preferred stock entitling the holder thereof to both the Liquidation Preference and the As-converted Value,.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, after the payment of the Liquidation Amount required to be paid to the holders of shares of Preferred Stock pursuant to Subsection 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock pro rata, based on the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Preferred Majority (as defined below) elects otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(a) a merger, reorganization or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary of the Corporation in which the holders of shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to hold, as a result of their holdings immediately prior to the merger or consolidation, stock or other corresponding ownership interests representing at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c) any other transaction, or series of related transactions, to which the Corporation is a party in which at least 50% of (i) the Corporation’s voting securities or (ii) the assets of the Corporation and its subsidiaries on a consolidated basis (measured by fair market value determined in the reasonable good faith judgment of the Board) is transferred;

provided, however, that, in each case, a Deemed Liquidation Event shall not include any transaction, or series of related transactions in which the primary purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportion by the stockholders who held the Corporation’s voting securities immediately prior to such transaction or series of related transactions. A series of transactions shall be deemed to constitute “related transactions” if they would be treated as integrated under applicable securities laws.

2.3.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsections 2.3.1(a)(i) or 2.3.1(c) unless the sale agreement or plan of merger or consolidation for such transaction (the “Purchase Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2. If a Deemed Liquidation Event involves the payment by a successor or purchasing entity to the Corporation’s stockholders of consideration in whole or in part other than cash, then (a) all holders of the Corporation’s capital stock shall receive the same form of consideration (and, if more than one form, in the same proportion) and (b) if any of the Corporation’s stockholders are given an option as to the form of consideration to be received, then all holders of the Corporation’s capital stock shall be given the same option (with it being understood that the value of any such non-cash consideration shall be determined as provided in Subsection 2.3.3); provided, that the condition that each stockholder receive, or be provided with the same option to receive, the same form of consideration shall be deemed satisfied if stockholders who are employees of the Corporation or any of its subsidiaries are required to “roll over” a portion of their investment in the Corporation and thus receive, to the exclusion of others, securities of the entity acquiring the Corporation in exchange for all or a portion of their capital stock.

2.3.3 Amount Deemed Paid or Distributed. If the amount deemed paid or distributed to the stockholders of the Corporation under this Section 2 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability,

(i) if traded on a securities exchange or market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three trading days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three trading days prior to the closing of such transaction; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board and the Preferred Majority, each acting reasonably and in good faith.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

3. Priority of Preferred Stock on Dividends and Redemptions. So long as any Preferred Stock remains outstanding, without the prior written consent of the Preferred Majority, the Corporation shall not, nor shall it permit any subsidiary to, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (other than a distribution in respect of the liquidation, dissolution or winding up of the Corporation in accordance with the terms of this Fifth Amended and Restated Certificate of Incorporation) upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock or options to acquire Common Stock from present or former directors, employees or consultants of the Corporation and its subsidiaries (in accordance with the provisions of written agreements or plans approved by the Board) in connection with or following the termination of their employment or service with the Corporation.

4. Voting. The holders of the Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws, and, in addition to any circumstances in which the holders of the Preferred Stock shall be entitled to vote as a separate class under the General Corporation Law, the holders of the Preferred Stock shall be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), with each holder of each outstanding share of Preferred Stock being entitled to cast one (1) vote for each whole share of Common Stock into which such share of Preferred Stock held by such holder is convertible as of the record date for determining stockholders entitled to vote on such matter. For the avoidance of doubt, except as provided by law or by the other provisions of this Fifth Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

5. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert.

5.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The “Original Issue Price” shall mean $5.94054 per each share of the Preferred Stock (a “Share”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock. The “Conversion Price” shall be equal to $5.94054 as of the date of the adoption of this Fifth Amended and Restated Certificate of Incorporation. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

5.1.2 Mandatory Conversion. Each share of Preferred Stock shall automatically, and without action by the holder, be converted into fully paid and nonassessable shares of Common Stock pursuant to the formula set forth in Section 5.1.1 (i) immediately prior to the closing of a Qualified IPO, (ii) upon the election of the Preferred Majority provided in writing to the Corporation, which notice may be provided at any time, or (iii) immediately at such time as the Liquidation Preference has been reduced to zero. The Corporation shall provide each holder of Preferred Stock with at least five (5) days prior written notice of each date of conversion hereunder and shall specify therein the number of shares of Preferred Stock held by such holder to be converted on such date.

5.1.3 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the Conversion Rights shall not terminate with respect to any shares of Preferred Stock that remain outstanding following a Deemed Liquidation Event.

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate(s) for such shares of Preferred Stock (or, if such registered holder alleges that such certificate(s) has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate(s)), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate(s) and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate(s) for shares of Common Stock to be issued. If required by the Corporation, any certificate(s) surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificate(s) (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate(s) shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate(s) for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate(s) for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate(s) that were not converted into Common Stock, (b) pay in cash such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. If the Corporation is not permitted under applicable law or pursuant to written agreements with the holders of its indebtedness to pay any portion of the declared and unpaid dividends on the Preferred Stock being converted, then the Corporation shall pay such dividends to the converting holder as soon thereafter as such payment is legally or contractually permitted. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to pay such dividends to such holder.

5.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

5.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4 Adjustments to Conversion Price for Diluting Issues.

5.4.1 Special Definitions. For purposes of this Section 5, the following definitions shall apply:

(a) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5.4.3, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5.5, 5.6, 5.7 or 5.8;

(iii) shares of Common Stock issued, or shares of Common Stock issued upon the exercise of Options granted, to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Equity Plan or any other plan, agreement or arrangement approved by the Board;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(vi) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(vii) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board;

(viii) shares of Common Stock issued pursuant to an underwritten public offering;

(ix) shares of Common Stock issued to persons or entities with which the Corporation has business relationships, provided such issuances are approved by the Board and are primarily for non-equity financing purposes;

(x) shares of Common Stock, Options or Convertible Securities issued in connection with a financing without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issue to (i) holders of Preferred Stock (or an affiliate thereof) where such holders acquire a majority of the shares, Options or Convertible Securities issued in connection with such financing or (ii) any Person with whom a holder of Preferred Stock holds or acquires a right to acquire such shares of Common, Stock Options or Convertible Securities issued in connection with such financing; or

(xi) Common Stock that is issued with the unanimous approval of the Board and the Board specifically states that it shall not be Additional Stock.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Equity Plan” shall mean the Corporation’s 2015 Equity Incentive Plan or any other equity incentive plan approved by the Board and adopted by the Corporation.

(d) “Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Preferred Stock and any other class or series of Preferred Stock which by its terms is senior to or pari passu with the Preferred Stock with respect to preference and priority on dividends, redemptions and liquidations as approved by a vote of the holders of the Preferred Stock.

(e) “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

(f) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(g) “Original Issue Date” of any Share shall mean the date on which such Share was issued, regardless of the number of times transfer of any Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

5.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Preferred Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

5.4.3 Deemed Issuance of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Subsection 5.4.3(b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (B) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4 (either because the consideration per share (determined pursuant to Subsection 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Subsections 5.4.3(b) and (c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * [(A + B) / (A + C)]

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.4.5 Determination of Consideration. For purposes of this Subsection 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6 Adjustment for Organic Change. Subject to the provisions of Subsection 2.3, if there shall occur any Organic Change (other than a transaction covered by Subsections 5.4), then, following any such Organic Change, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such Organic Change would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. The Corporation shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Preferred Majority), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The holders of a majority of the outstanding Shares shall have the right to elect the benefits of this Subsection 5.6 or, to the extent applicable, Subsection 2.3 in connection with any such Organic Change.

5.7 Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock; provided, further however, that any adjustment to the Conversion Price in accordance with Section 5.7 shall not be materially inconsistent with the provisions of this Section 5.

5.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than fifteen (15) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

5.9 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6. Redeemed or Otherwise Acquired Shares. The Preferred Stock is not redeemable at the option of any holder thereof. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

8. Waiver; Amendment. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Preferred Majority.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

10. Definitions. For purposes of this Certification of Incorporation:

(a) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b) “Liquidation Preference” means, with respect to each share of Preferred Stock, the Original Issue Price less any amounts per Share of Preferred Stock previously paid pursuant Section 1.1 or Section 1.2 of Part B of Article Fourth.

(c) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(d) “Preferred Majority” means the holders of more than fifty percent (50%) of the Preferred Stock.

(e) “Qualified IPO” means the initial sale for cash pursuant to a registration statement filed under the Securities Act of the Common Stock and any other class or series of shares of capital stock hereafter created by the Corporation, after which the Common Stock is listed on the New York Stock Exchange or the Nasdaq Global Market, resulting in at least $200,000,000 of net proceeds to the Corporation and in which the per share price of the shares of Common Stock being offered in such public offering (together with all dividends and distributions paid on each share after the date hereof) is equal to at least: (i) prior to October 12, 2022 one and one quarter (1.25) times the Original Issue Price, and (ii) on or following October 12, 2022, one (1) times the Original Issue Price.

(f) “Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Corporation, the Investors (as defined therein), the Founders (as defined therein), Idea Men, LLC, and certain Other Stockholders (as defined therein), as amended, modified or supplemented from time to time in accordance with its terms.

FIFTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation or Bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws. The Board shall initially consist of nine (9) members, as provided in the Stockholders Agreement (as defined above), with each director possessing one (1) vote on all matters presented to the Board. An act of the Board or any committee thereof shall require a majority of the votes present at a meeting at which a quorum is present.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

NINTH:

1. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

2. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director of the Corporation or, while a director, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

3. The Corporation hereby acknowledges and agrees that certain of the Corporation’s directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by another person or entity (such person or entity, a “Third Party Entity”), which such directors and such Third Party Entities intend to be secondary to the primary obligation of the Corporation to indemnify the directors as provided herein, with the Corporation’s acknowledgement and agreement to the foregoing being a material condition to the directors’ willingness to serve on the Board. The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the directors are primary and any obligation of any Third Party Entity to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any directors are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by any director and shall be liable for the full amount of all such expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Fifth Amended and Restated Certificate of Incorporation (or any other agreement between the Corporation and a director), without regard to any rights a director may have against any Third Party Entity, and (iii) that the Corporation irrevocably waives, relinquishes and releases each Third Party Entity from any and all claims against such Third Party Entity for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by a Third Party Entity on behalf of a director with respect to any claim for which such director has sought indemnification from the Corporation shall affect the foregoing, and each Third Party Entity shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of such director against the Corporation. The Corporation agrees that each Third Party Entity is an express third party beneficiary of the terms of this paragraph.

4. No amendment, repeal or modification of the foregoing provisions of this Article Ninth, nor the adoption of any provision of this Fifth Amended and Restated Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate, reduce or otherwise adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of any director occurring prior to such amendment, repeal, modification or adoption

TENTH: In recognition of the fact that the Corporation, on the one hand, and the Initial Investor Group (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued contractual, corporate and business relations with the Initial Investor Group (including possible service of directors, officers and employees of the Initial Investor Group as directors, officers and employees of the Corporation), the provisions of this Article Tenth are set forth to regulate and define the conduct of certain affairs of the Corporation, as they may involve the Initial Investor Group, and the powers, rights, duties and liabilities of the Corporation, as well as its directors, officers, employees and stockholders in connection therewith. To the fullest extent permitted by applicable law and except as otherwise agreed in writing: (i) each member of the Initial Investor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation, (B) do business with any client or customer of the Corporation, or (C) make investments in competing businesses of the Corporation, and such acts shall not be deemed wrongful or improper; (ii) no member of the Initial Investor Group shall be liable to the Corporation, for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such person’s or entity’s participation therein so long as such activities and participation are made known to the Corporation; provided, however, for the avoidance of doubt, that no member of the Initial Investor Group shall be required to provide notice to the Corporation of any agreement entered into by any portfolio company of the Initial Investor Group in the ordinary course of its business and no absence of such notice to the Corporation shall be a violation of this Article Tenth; and (iii) in the event that any member of the Initial Investor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the

Corporation, on the one hand, and any member of the Initial Investor Group, on the other hand, or any other person or entity, no member of the Initial Investor Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the Initial Investor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present or communicate such opportunity to the Corporation, even though such corporate opportunity may be of a character that, if presented to the Corporation, could be taken by the Corporation. The Corporation hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the Initial Investor Group to the fullest extent permitted by applicable law. Notwithstanding the foregoing, nothing in this Article Tenth shall exculpate any member of the Initial Investor Group from any willful misconduct, willful misuse of information that is proprietary to the Corporation or breach of its obligation to maintain as confidential or proprietary any information that is confidential or proprietary, respectively, to the Corporation. For purposes of this Article Tenth, “Initial Investor Group” means Francisco Partners GP IV Management Limited, SEA VII Management, LLC, Silver Lake Partners V, L.P. and each of their respective affiliates and each of their respective managed investment funds and portfolio companies (other than the Corporation and its subsidiaries) and each of their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such person or entity, and any entity that acquires all or substantially all of the assets of any such person or entity in a single transaction or series of related transactions. Notwithstanding anything to contrary herein, neither the alteration, amendment or repeal of this Article Tenth nor the adoption of any provision of this Fifth Amended and Restated Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ELEVENTH: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law or this Fifth Amended and Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

TWELFTH: The right to undertake cumulative voting in the election of directors shall not exist with respect to shares of capital stock of this Corporation.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of October, 2018.

By:	/s/ Trevor Bezdek
Name:	Trevor Bezdek
Title:	Co-Chief Executive Officer, Chief Financial Officer and Secretary

[Signature Page to Fifth Amended and Restated Certificate of Incorporation]